EXHIBIT 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Breeze-Eastern Corporation on Form S-8 (File Nos. 333-75026, 333-93085, 333-124886 and 333-140368) of our report dated June 5, 2014, with respect to our audits of the consolidated financial statements and related financial statement schedule of Breeze-Eastern Corporation as of March 31, 2014 and 2013 and for each of the years in the three-year period ended March 31, 2014 and our report dated June 5, 2014 with respect to our audit of the effectiveness of internal control over financial reporting of Breeze-Eastern Corporation as of March 31, 2014, which reports are included in this Annual Report on Form 10-K of Breeze-Eastern Corporation for the year ended March 31, 2014.

/s/ Marcum LLP

Marcum LLP

Bala Cynwyd, PA

June 5, 2014